The Yacktman Funds
(the “Funds”)
Registration # 811-06628
Form N-SAR
Annual Period Ended December 31, 2008

Sub-Item 77K:  Change in Independent Registered Public Accounting Firm

On September 15, 2008, PricewaterhouseCoopers LLP ("PwC) was replaced as the independent registered public accounting firm for the Yacktman Funds (the "Funds"). The decision to replace PricewaterhouseCoopers LLP was approved by the Funds' audit committee and was ratified by the Board of Trustees. The reports of PricewaterhouseCoopers LLP on the Funds' financial statements for the year ended December 31, 2007 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and through September 15, 2008, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years.  At no time preceding the replacement of PricewaterhouseCoopers LLP did any of the events enumerated in paragraphs (1)(v)(A) through (D) of item 304(a) of Regulation S-K occur.

On June 25, 2008, the Funds’ Board of Directors engaged the firm Cohen Fund Audit Services, Ltd. to serve as the new independent registered public accounting firm to the Funds.  At no time preceding the engagement of Cohen Fund Audit Services, Ltd. did the funds’ management consult Cohen Fund Audit Services, Ltd. regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

The Funds have provided PricewaterhouseCoopers LLP with a copy of these disclosures and have requested PricewaterhouseCoopers LLP to furnish with a letter addressed to the Commission stating whether it agrees with the statements made by the Funds herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated February 24, 2009, is filed as an exhibit to this Form N-SAR.

PricewaterhouseCoopers LLP 100 E. Wisconsin Avenue, Suite 1800 Milwaukee, WI 53202 Telephone (414) 212-1600 www.pwc.com

February 24, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by The Yacktman Funds, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR dated February 24, 2009.  We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP